                                                                   EXHIBIT 11.1


                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                    Three Months Ended         Nine Months Ended
                                                       September 30,             September 30,
                                                  -----------------------   -----------------------
                                                     1996         1995         1996         1995
                                                  ----------   ----------   ----------   ----------
Primary:
  Average shares outstanding                         935,799    1,196,200      935,799    1,196,200
  Net effect of dilutive stock options -- based
    on the treasury stock method using
    average market price                              73,279       58,782       73,279       58,782
Adjustment to give effect to shares
    optioned to key employees within
    12 months of the beginning of each
    period presented based on treasury
    stock method using estimated market
    price upon offering                                6,451       76,137        6,451       76,137
Total common and common stock
    equivalents                                    1,015,529    1,331,119    1,015,529    1,331,119
Net income                                        $  336,000   $  482,000   $  890,000   $1,356,000
Per share amount                                  $     0.33   $     0.36   $     0.87   $     1.02

Fully diluted
  Average shares outstanding                         935,799    1,196,200      935,799    1,196,200
  Net effect of dilutive stock options --
    based on the treasure stock method using
    period-end market price, if higher than
    average market price                              79,730       63,021       79,730       63,021
Adjustment to give effect to shares
    optioned to key employees within
    12 months of the beginning of each
    period presented based on treasury
    stock method using estimated market
    price upon offering                                            76,137                    76,137
Assumed conversion of Class A convertible
    Preferred Stock                                  136,500                   136,500
Total                                              1,152,029    1,335,338    1,152,029    1,335,338
Net Income                                        $  336,000   $  482,000   $  890,000   $1,356,000
Per share amount                                  $     0.29   $     0.36   $     0.77   $     1.02
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